EXHIBIT 99.8

CONFORMED COPY

SERVICES AGREEMENT

This SERVICES AGREEMENT (this “Agreement”), dated August 28, 2003, is entered into by and between ECO TELECOM LIMITED, a company organized and existing under the laws of Gibraltar (“Eco Telecom”), OOO ALFA-ECO M, a limited liability company organized and existing under the laws of the Russian Federation (“Alfa-Eco M” and, together with Eco Telecom, each referred to herein as a “Service Provider” or, collectively, “Service Providers”) and OPEN JOINT STOCK COMPANY “VIMPEL-COMMUNICATIONS”, an open joint stock company organized and existing under the laws of the Russian Federation (“VimpelCom” and, together with Eco Telecom and Alfa-Eco M, each, a “Party” and, collectively, the “Parties”).

WITNESSETH

WHEREAS, VimpelCom and Open Joint Stock Company “VimpelCom-Region”, an open joint stock company organized and existing under the laws of the Russian Federation and a majority-owned subsidiary of VimpelCom (“VCR”), will be party to that certain Merger Agreement (the “Merger Agreement”), to be attached to the Notice on the Convocation of an Extraordinary General Meeting of Shareholders of VimpelCom (the “EGM”), scheduled to be held on October 24, 2003;

WHEREAS, it is a condition precedent to the Merger that all telecommunications licenses, frequency permissions and other related permissions necessary to operate VCR’s business (the “Licenses”) are transferred to VimpelCom;

WHEREAS, the Licenses are set forth on Schedule 1 hereto; and

WHEREAS, VimpelCom desires to obtain the assistance of the Service Providers, and the Service Providers desire to assist VimpelCom, in the transfer or reissue of the Licenses to VimpelCom, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I. SERVICES TO BE PROVIDED

1.01 Certain Defined Terms

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

1.02 Scope of the Services

VimpelCom hereby engages the Service Providers, and the Service Providers hereby accept such engagement, to provide to VimpelCom the services described in Schedule 2 hereto in connection with the transfer or reissue of the Licenses from VCR to VimpelCom (the “Services”).

1.03 Payment for Services

On the Merger Date (provided VimpelCom has not previously terminated this Agreement pursuant to Section 3.01(a)(iv) hereof), VimpelCom shall pay or cause to be paid, by wire transfer of immediately available funds, to an account of Alfa-Eco M designated in writing by Alfa-Eco M, the amount of US$3,500,000, exclusive of all value added taxes and other applicable similar taxes, which shall be the responsibility of VimpelCom (the “Services Fee”). For the avoidance of doubt, the Service Providers acknowledge that the Services Fee payable to the Service Providers hereunder shall be in payment for actual services rendered.

1.04 Currency of Payment

The Parties agree that the Services Fee will be paid by VimpelCom in Russian Rubles, calculated in accordance with the Exchange Rate on the date of payment thereof. For the purposes of this Agreement, “Exchange Rate” shall mean the Russian ruble/US dollar official rate, as established by the Central Bank of Russia for the day prior to the date of payment and published in Rossiiskaya Gazeta on the date of payment, or, if the payment is made on a day that follows a Sunday or a public holiday, as published in the last issue of Rossiiskaya Gazeta before the date of payment or posted on the Central Bank of Russia’s website (www.cbr.ru).

ARTICLE II. REPRESENTATIONS, WARRANTIES AND COVENANTS

2.01 Representations and Warranties of the Parties

Each Party hereby represents and warrants to the other Party as follows:

(a) it is duly organized and validly existing under the laws of the jurisdiction of its incorporation;

(b) it has all requisite power, capacity and authority to enter into and consummate the transactions contemplated hereunder, the execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate actions of such Party, and this Agreement has been duly executed and delivered by such Party; and

(c) this Agreement is a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally and by general equitable principles (whether applied by a court of law or equity).

2.02 Representations, Warranties and Covenants of the Service Providers

Each of the Service Providers, jointly and severally, hereby represents, warrants and covenants to VimpelCom as follows:

(a) In connection with its execution of this Agreement and the provision of Services hereunder, each Service Provider covenants that it shall comply fully with the terms of the U.S. Foreign Corrupt Practices Act (the “FCPA”) as if it were subject to the jurisdiction of the FCPA.

Each Service Provider acknowledges that the FCPA strictly prohibits the bribery of government officials, political parties or officials thereof and candidates for political office, which can include Persons who are employed by government-owned entities, as well as independent contractors or consultants paid by the government. Except as set forth on Schedule 3 hereto, each Service Provider hereby certifies that neither it, nor any of its subsidiaries or Affiliates (as defined below), nor any shareholder (whether direct or indirect), director, officer, agent, consultant, sub-contractor, employee or other person acting on behalf of such Service Provider or any of its subsidiaries or Affiliates (collectively, its “Representatives”) are employed by or receive compensation, in any form, from the government of the Russian Federation (the “Russian Government”), any agency or entity owned or controlled by the Russian Government, any Governmental or Regulatory Authority (as defined below), or any officials (including, without limitation, political party officials), representatives, employees or agents thereof (collectively, “Officials”). Moreover, each Service Provider certifies that it and its Representatives (including those set forth on Schedule 3 hereto) have not and will not (A) (i)pay, promise, offer, or authorize the transfer of any fee, commission, remuneration or anything else of value, whether directly or indirectly, to or for the benefit of any Official of the Russian Government or any Governmental or Regulatory Authority or any of their respective Affiliates, or any agency or entity owned or controlled by the Russian Government or any Governmental or Regulatory Authority, in each case in order to secure any improper advantage for either Service Provider, VimpelCom, VCR or any other third party in connection with the Service Providers’ provision of Services hereunder or (ii) receive any payment, promise, offer, fee, commission, remuneration or anything else of value (including the payment of the Services Fee or any part thereof), as inducement to do or omit to do any act in violation of its, his or her lawful duty or to use its, his or her influence improperly and (B) otherwise violate the FCPA or any Russian or other anti-corruption laws applicable to such Service Provider or any of its Representatives (including, without limitation, the rules and regulations of the Russian Parliament). Each Service Provider also certifies that it and its Representatives have not and will not pay, promise, offer, or authorize the transfer of any fee, commission, remuneration or anything else of value to any third party that will be provided, whether directly or indirectly, to any Official of the Russian Government or any Governmental or Regulatory Authority, or any agency or entity owned or controlled by the Russian Government or any Governmental or Regulatory Authority, or any of their respective Affiliates, in each case, in order to secure any improper advantage for either Service Provider, VimpelCom, VCR, or any other third party in connection with the Service Providers’ provision of Services hereunder. Each Service Provider’s obligations under this paragraph are undertaken in addition to and in conjunction with its obligations under Russian laws regarding payments to Officials, and nothing in this Section 2.02(a) relieves either Service Provider or its Representatives of their responsibility to comply fully with those laws.

(b) In addition to the foregoing, each Service Provider covenants that, in connection with its Services provided hereunder, it shall (i) comply fully with all other applicable laws of the Russian Federation and it shall not take any action, or fail to take any action, that would constitute a violation of any other applicable laws of the Russian Federation or any applicable rule, regulation, judgment, order or decree of any Governmental or Regulatory Authority having jurisdiction over either Service Provider or any of its respective properties and (ii) maintain records of all transactions relating to the provision of the Services, including, without limitation, the spending of money and any other disposition of assets and the incurrence of liabilities, expenses and contractual obligations, in accordance with applicable law. Such records shall, in reasonable detail, fairly and accurately reflect the transactions (including the purpose of each transaction and the party with whom it was concluded) undertaken by the Service Provider in the performance of the Services.

(c) In connection with this Agreement or the performance of the Services, neither Service Provider shall retain or pay any agent, subcontractor or consultant if such Service Provider knows that, or has reason to believe that circumstances exist which make it likely that, such agent, subcontractor or consultant will engage in conduct that would violate any provision of this Section 2.02 if such agent, subcontractor or consultant were a party to this Agreement. Each Service Provider shall take reasonable precautions to require its agents, subcontractors and consultants, if any, to comply with such Service Provider’s obligations under this Section 2.02.

(d) For the purposes of this Section 2.02, (i) the term “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, legislature, government, ministry, committee, inspectorate, authority, agency, commission, political party or official thereof, any candidate for political office, official or other competent authority of the Russian Federation, or any other country or any state, as well as any county, city or other political subdivision of any of the foregoing and (ii) the term “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person, including, if such Person is an individual, any relative or spouse of such Person, or any relative of such spouse of such Person, any one of whom has the same home as such Person, and also including any trust or estate for which any such Person or Persons specified herein, directly or indirectly, serves as a trustee, executor or in a similar capacity (including, without limitation, any protector or settlor of a trust) or in which any such Person or Persons specified herein, directly or indirectly, has a substantial beneficial interest, and any Person who is controlled by any such trust or estate; as used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership or securities or partnership or other ownership interests, by contract or otherwise) of such Person and (iii) the term “Person” shall mean any natural person, corporation, general partnership, simple partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority, whether incorporated or unincorporated.

ARTICLE III. TERM; TERMINATION

3.01 Term; Termination

(a) This Agreement shall come into effect on the date hereof and shall continue in full force and effect until the earliest to occur of (i) the date VimpelCom’s shareholders fail to approve items 1, 2, 3, 4 or 5 set forth on the agenda of the EGM, (ii) the date on which the Merger Agreement is terminated pursuant to the terms thereof, (iii) the Merger Date (following the payment of the Services Fee to Alfa-Eco M in accordance with Section 1.03 hereof) or (iv) the date on which VimpelCom provides written notice to the Service Providers that, in VimpelCom’s reasonable determination (as determined by a simple majority of the disinterested members of VimpelCom’s Board of Directors, in accordance with the board rules then in effect and irrespective of whether any of the events described in Section 4.07(b) have occurred), either Service Provider is in breach of its representations, warranties or covenants set forth in Section 2.02 hereof.

(b) Upon any termination of this Agreement, the Parties shall have no further obligation to each other hereunder, except that no termination shall relieve the Parties of any obligations imposed by Sections 2.02(b), 3.01(b), 4.01, 4.06, 4.09 or 4.13 hereof, or any liability for damages resulting from a breach of such provisions or any breach of representations, warranties or covenants set forth in Article II hereof existing at the time of such termination.

ARTICLE IV. MISCELLANEOUS

4.01 Confidential Information

All knowledge and information which each Service Provider acquires regarding the business and affairs of VimpelCom in connection with performing the Services hereunder shall be held by such Service Provider in confidence and shall not be disclosed to any third party, except to the other Service Provider and such of the Service Providers’ Representatives who need to know such information for the purpose of assisting the Service Providers in their provision of Services hereunder, or upon prior written notice to VimpelCom, as may be required by applicable law, rule or regulation or by any stock exchange or other court or securities commission or other similar regulatory authority having jurisdiction over such Service Providers. In addition, without the prior written consent of VimpelCom, neither Service Provider shall make any press release or other announcement concerning this Agreement or its provision of Services hereunder. VimpelCom reserves the right to disclose the terms and conditions of this Agreement and the provision of Services hereunder including, but not limited to, such disclosure as may be required by applicable law, rule or regulation or by any stock exchange or other court or securities commission or other similar regulatory authority having jurisdiction over VimpelCom.

4.02 Independent Contractors

Nothing in this Agreement shall create, evidence or imply any agency, partnership or joint venture between the Parties. In acting as VimpelCom’s consultants hereunder, the Service Providers shall act as independent contractors fully responsible for their own actions and those of their Representatives and shall at no time (a) describe themselves as the agents of VimpelCom or (b) represent that they have any authority to make commitments on VimpelCom’s behalf.

4.03 Entire Agreement

This Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof, and contains the sole and entire agreement between the Parties hereto with respect to the subject matter hereof.

4.04 No Assignment; Binding Effect; No Third Party Beneficiary

Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Parties hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and assigns. The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person.

4.05 Notices

All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by courier to the Parties at the following addresses or facsimile numbers:

If to the Service Providers, to:

Eco Telecom Limited

Suite 2, 4 Irish Place

Gibraltar

Facsimile No.: + 350-41988

Attn: Franz Wolf

and

Alfa-Eco M

21, Novy Arbat

121019 Moscow

Russian Federation

Facsimile No.: +7095-201-5914

Attn: Pavel Kulikov

with a copy to:

OOO Alfa-Eco

21, Novy Arbat

121019 Moscow

Russian Federation

Facsimile No.: +7095-201-5914

Attn: Pavel Kulikov

and

Herbert Smith CIS Legal Services

24, Korobeinikov Pereulok

119034, Moscow

Facsimile No.: +7095-363-6501

Attn: Allen Hanen

If to VimpelCom, to:

Vimpel-Communications

10 Ulitsa 8-Marta

Building 14

125083 Moscow

Russian Federation

Facsimile No.: +7095-755-3682

Attn: Christine Grzesiak, Vice President for Corporate and Legal Affairs

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

Dukat Place II

7, Ulitsa Gasheka

123056, Moscow

Russian Federation

Facsimile No. +7095-974-2412

Attn: Melissa J. Schwartz

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 4.05, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section 4.05, be deemed given upon confirmed receipt, and (c) if delivered by courier in the manner described above to the address as provided in this Section 4.05, be deemed given upon confirmed receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section 4.05). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving written notice specifying such change to the other Parties hereto.

4.06 Arbitration; Consent to Jurisdiction; Service of Process; Waiver of Sovereign Immunity

(a) Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled by arbitration by a panel of three (3) arbitrators under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules then in force (the “UNCITRAL Rules”) in accordance with the following terms and conditions:

(i) In the event of any conflict between the UNCITRAL Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

(ii) The place of the arbitration shall be Geneva, Switzerland.

(iii) Where there is only one claimant party and one respondent party, each shall appoint one arbitrator in accordance with the UNCITRAL Rules, and the two arbitrators so appointed shall appoint the third (and presiding) arbitrator in accordance with the UNCITRAL Rules within thirty (30) days from the appointment of the second arbitrator. In the event of an inability to agree on a third arbitrator, the appointing authority shall be the International Court of Arbitration of the International Chamber of Commerce, acting in accordance with such rules as it may adopt for this purpose. Where there is more than one claimant party, or more than one respondent party, all claimants and/or all respondents shall attempt to agree on their respective appointment(s). In the event that all claimants and all respondents cannot agree upon their respective appointment(s) within thirty (30) Business Days of the date of the notice of arbitration, all appointments shall be made by the International Court of Arbitration of the International Chamber of Commerce.

(iv) The English language shall be used as the written and spoken language for the arbitration and all matters connected to the arbitration.

(v) The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including, but not limited to, injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each Party hereto retains the right to seek interim, provisional or conservatory measures from judicial authorities and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(vi) The award of the arbitrators shall be final and binding on the Parties to this Agreement.

(vii) The award of the arbitrators may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing Party in any competent jurisdiction.

(b) Except for arbitration proceedings pursuant to Section 4.06(a) (or as required pursuant to Section 4.07(b), no action, lawsuit or other proceeding (other than the enforcement of an arbitration decision, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by or between the Parties to this Agreement in connection with any matter arising out of or in connection with this Agreement.

(c) Each Party hereto irrevocably appoints CT Corporation System, located on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, USA, as its true and lawful agent and attorney to accept and acknowledge service of any and all process against it in any judicial action, suit or proceeding permitted by Section 4.06(b), with the same effect as if such Party were a resident of the State of New York and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service, provided that the Party effecting such service shall also deliver a copy thereof on the date of such service to the other Parties by facsimile as specified in Section 4.05. Each Party to this Agreement will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that any such agent or attorney resigns or otherwise becomes incapable of acting, the affected Party will appoint a successor agent and attorney in New York reasonably satisfactory to each other Party, with like powers. Each Party hereby irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City, in connection with any such action, suit or proceeding, and agrees that any such action, suit or proceeding may be brought in such court; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 4.06 and shall not be deemed to be a general submission to the jurisdiction of said courts of or in the State of New York other than for such purpose. Each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Nothing herein shall affect the right of any Party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction in a manner not inconsistent with Section 4.06(b).

(d) Each of Eco Telecom, Alf-Eco M and VimpelCom hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Agreement and in performing its obligations hereunder, and each of Eco Telecom, Alfa-Eco M and VimpelCom hereby irrevocably waives with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement and any other document or instrument contemplated hereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitral awards.

4.07 Joint and Several Liability; FCPA Violations; Limitation on Liability

(a) The Service Providers each agree that they shall have joint and several liability in the event of a breach of this Agreement by either Service Provider and, subject to Section 4.07(b), VimpelCom shall have the right to pursue remedies against either Service Provider, without any obligation to give notice to or pursue both Service Providers or to give notice to or pursue any individual Service Provider before pursuing the other Service Provider.

(b) Notwithstanding anything to the contrary set forth herein, but without prejudice to VimpelCom’s right to terminate this Agreement pursuant to Section 3.01(a)(iv) hereof, the Parties agree that neither Service Provider shall be liable to VimpelCom for any breach of Section 2.02 of this Agreement unless: (1) an indictment is filed in a United States court based on an allegation of a violation of the FCPA arising out of activities of either Service Provider or any of their Representatives in connection with the provision of Services under this Agreement, and such indictment results in a penalty or sanction being imposed by the U.S. Government (including any administrative agency or body thereof) (the “U.S. Government”); (2) a United States court renders a judgment (including, without limitation, a guilty plea, court-endorsed consent decree or any other form of court-endorsed settlement to which the U.S. Government is a party) based on an allegation of a violation of the FCPA arising out of activities of either Service Provider or any of their Representatives in connection with the provision of Services under this Agreement (provided that such judgment or decision remains in force after any final appeal thereof in the manner established by the applicable securities laws of the United States); (3) the U.S. Government otherwise determines that the actions of either Service Provider or any of their Representatives in connection the provision of Services under this Agreement resulted in a violation of the FCPA and (A) imposes a penalty (including, without limitation, monetary or any other administrative penalties issued through an order, determination, or other form available to the U.S. Government, or by agreement to which the U.S. Government is a party) for said violations or (B) enters into a settlement agreement, consent agreement or similar agreement in respect of such violation; or (4) either Service Provider has, in any arbitration proceeding initiated in accordance with Section 4.06, stated a claim for wrongful termination of this Agreement under Section 3.01(a)(iv) hereof and, in connection therewith, a panel of arbitrators appointed in accordance with Section 4.06 determines that the actions of either Service Provider or any of their Representatives in connection with the provision of Services under this Agreement resulted in a violation of the FCPA or a breach of Section 2.02 hereof.

(c) The Parties acknowledge and agree that (i) the aggregate liability of the Service Providers in respect of all claims of VimpelCom under this Agreement shall be limited to an aggregate amount equal to the Services Fee and (ii) the liability of VimpelCom in respect of all claims by the Service Providers under this Agreement shall be limited to the amount of the Services Fee.

4.08 Headings

The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

4.09 Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof that would result in the application of the laws of another jurisdiction.

4.10 Amendment

This Agreement may be amended, supplemented or modified only by a written instrument executed by or on behalf of each Party hereto.

4.11 Waivers

Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this

Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

4.12 Invalid Provisions

If any provision contained in this Agreement is or shall become invalid, illegal or unenforceable in any jurisdiction, the invalidity, illegality or unenforceability of such provision in such jurisdiction shall not affect or impair the validity, legality or enforceability of (a) any other provision of this Agreement or any such other document in such jurisdiction or (b) such provision or any other provision of this Agreement or any such other document in any other jurisdiction.

4.13 Further Assurances

From time to time, at any Party’s reasonable request and without further consideration, each Party shall execute and deliver such additional documents and take all further action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

4.14 Expenses; Certain Documents

Except as otherwise expressly provided in this Agreement, each of the Parties will pay its own costs and expenses, including, without limitation, legal fees, incurred in connection with the negotiation of this Agreement and the provision of Services hereunder. Each Service Provider agrees that it will provide any supporting documents that VimpelCom may reasonably request in connection with determining the amount of any value added taxes that may be owing hereunder and complying with all hard currency requirements in connection herewith.

4.15 Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party hereto as of the day and year first above written.

ECO TELECOM LIMITED

By:	/s/ Pavel Kulikov
Name: Pavel Kulikov Title: Attorney-in-Fact

ALFA-ECO M

By:	/s/ Alexander Fain
Name: Alexander Fain Title: General Director

OPEN JOINT STOCK COMPANY “VIMPEL-COMMUNICATIONS”

By:	/s/ Jo Lunder
Name: Jo Lunder Title: CEO and General Director

[SCHEDULES INTENTIONALLY OMITTED]